EXHIBIT 8

Blackout Period Notice Required By U.S. SEC Regulation BTR 245.104

To: The Management Employee Directors and Executive Officers of Sun Life Financial Inc.

Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated by the Securities and Exchange Commission prohibit management employee directors and executive officers of Sun Life Financial Inc. (“SLF”), directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of SLF that they previously acquired in connection with their employment as directors or executive officers of SLF during any blackout period during which U.S. employees are not able to purchase or sell interests in such equity securities under their U.S. retirement plans. This period is referred to as a “Blackout Period.”

Participants in the Sun Life Assurance Company of Canada (U.S.) United States Employees’ Sun Advantage Savings and Investment Plan (“Plan”) will not be able to carry out certain transactions under the Plan during the Blackout Period referred to below as a result of a planned change in the recordkeeper provider for the Plan. The Blackout Period will start on December 12, 2003 at 4:00 p.m. ET and will end on January 26, 2004 at 9:30 a.m. ET and it will apply to the common shares of SLF held in the Plan. The transactions that will be suspended or affected during the Blackout Period are described in the attached Notice that has been provided to participants in the Plan.

The purpose of this Notice is to advise you that, during the Blackout Period, management employee directors and executive officers of SLF may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any common shares of SLF that they previously acquired in connection with their employment as directors or executive officers of SLF.

If you have any questions concerning this notice, you should contact Eric Weinheimer, Assistant Vice-President, Law, Sun Life Assurance Company of Canada, 150 King Street West, Toronto, Ontario, M5H 1J9, phone (416) 979-4825.

Blackout Period Notice Required by U.S. Labor Dept. Regulation 2520.101-3

Important Notice Concerning Your Rights Under the
Sun Life Assurance Company of Canada (U.S.)
United States Employees’ Sun Advantage Savings and Investment Plan
November 12, 2003

1. This notice is to inform you that the United States Employees’ Sun Advantage Savings and Investment Plan will be changing recordkeeper providers.

2. As a result of this change, you temporarily will be unable to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan. This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3. The blackout period for the plan is expected to begin and end as follows:

Inability to:	Start	End

• Request in-kind distribution of Sun Life Financial stock in a final distribution request *	December 12, 2003 (4:00 p.m. ET)	January 26, 2004

• Make investment election changes for future contributions	December 19, 2003 (4:00 p.m. ET)	January 26, 2004
• Make compensation deduction changes

Inability to:	Start	End

• Make rollover contributions
• Take hardship distributions**

• Take loans* • Take age 59-1/2 in-service distributions*	December 26, 2003 (12:00 noon ET)	January 26, 2004
• Take final distributions*

• Reallocate account balance between investment options	December 26, 2003 (4:00 p.m. ET)	January 26, 2004

*	Please note that if you need to complete paperwork for any distribution or loan requests (including spousal consents as applicable), we recommend that you request the appropriate paperwork package by December 8, 2003 in order to ensure you have enough time to receive the package in the mail, complete the paperwork, and return it to CitiStreet (the current recordkeeper) on or before the start date of the applicable blackout period listed above.

**	Please note that hardship requests and associated paperwork must be provided to the Sun Life Financial Human Resources department in a timely manner to ensure that your distribution will process on or before the December 19 start date.

4. During the blackout period you will be unable to direct or diversify the assets held in your plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. In connection with the Sun Life Financial Stock Fund, you should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5. If you have any questions concerning this notice, you should contact Mike Gentile, Sr. Human Resources Manager, Sun Life Assurance Company of Canada (U.S.), SC3040, One Sun Life Executive Park, Wellesley Hills, MA 02481, phone 800-432-1102, extension 1065.

Please Disregard November 12, 2003 Blackout Period Notice

To: The Management Employee Directors and Executive Officers of Sun Life Financial Inc.

Dated: December 22, 2003

Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated by the Securities and Exchange Commission prohibit management employee directors and executive officers of Sun Life Financial Inc. (“SLF”), directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of SLF that they previously acquired in connection with their employment as directors or executive officers of SLF during any blackout period during which U.S. employees are not able to purchase or sell interests in such equity securities under their U.S. retirement plans. This period is referred to as a “Blackout Period.”

A Blackout Period Notice, dated November 12, 2003 was provided to participants in the Sun Life Assurance Company of Canada (U.S.) United States Employees’ Sun Advantage Savings and Investment Plan (“Plan”) as a result of a planned change in the recordkeeper provider for the Plan.

This Notice is to inform you that the Blackout Period Notice dated November 12, 2003 has been withdrawn since the Plan will not be changing recordkeeper providers in the foreseeable future. Attached is a copy of the Notice being given to participants in the Plan withdrawing the earlier Blackout Period Notice referred to above.

As a result, the Blackout Period you were previously notified about will not begin and all rights of the participants in the Plan will not be suspended and the restrictions on your ability to purchase, sell or otherwise acquire or transfer any common shares of SLF that you were previously notified of will no longer apply to you.

If you have any questions concerning this notice, you should contact Eric Weinheimer, Assistant Vice-President, Law, Sun Life Assurance Company of Canada, 150 King Street West, Toronto, Ontario, M5H 1J9, phone (416) 979-4825

Please Disregard November 12, 2003 Blackout Period Notice

Important Notice Concerning Your Rights Under the
Sun Life Assurance Company of Canada (U.S.)
United States Employees’ Sun Advantage Savings and Investment Plan
December 18, 2003

1. This notice is to inform you that the Blackout Period Notice dated November 12, 2003 is being withdrawn since the United States Employees’ Sun Advantage Savings and Investment Plan will NOT be changing recordkeeper providers in the foreseeable future.

2. As a result, the blackout period you were previously notified about will not begin and all rights of the participants under the United States Employees’ Sun Advantage Savings and Investment Plan are NOT being suspended. You will be able to continue without interruption to direct or diversify investments in your individual accounts, obtain a loan from the plan, or obtain a distribution from the plan.

3. If you have any questions concerning this notice, you should contact Mike Gentile, Sr. Human Resources Manager, Sun Life Assurance Company of Canada (U.S.), SC3040, One Sun Life Executive Park, Wellesley Hills, MA 02481, phone 800-432-1102, extension 1065.